Exhibit 99.1

COMPANY CONTACT

Chris King
(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, MAY 24, 2010

DIAMONDROCK ANNOUNCES IT HAS ENTERED INTO AN AGREEMENT TO PURCHASE THE HILTON MINNEAPOLIS FOR $155.5 MILLION

BETHESDA, Maryland, Monday May 24, 2010 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has entered into a purchase and sale agreement to acquire the leasehold interest in the 821-room Hilton Minneapolis (the “Hotel”) for approximately $155.5 million. The contractual purchase price for the Hilton Minneapolis is $152.0 million. In addition to the contractual purchase price, the Company has agreed to fund the seller’s cost to defease the existing mortgage debt secured by the Hotel since the Company will not assume the existing mortgage debt as part of its acquisition. The Company expects the defeasance cost to be paid at closing and be approximately $3.5 million.

The 821-room Hilton Minneapolis is the largest hotel in the state of Minnesota and features 77,000 square feet of meeting space, including the largest hotel ballroom in the state. The Hotel is located near the Minneapolis Convention Center, steps from shopping, dining, and all downtown attractions via the climate-controlled Skyway. The Hotel’s current ownership made additional investments into the Hotel in 2007 that consisted of significant renovations, including guestrooms, common areas and meeting space.

Upon entering into the purchase and sale agreement, the Company committed to make a $15.2 million deposit that will become non-refundable on June 17, 2010 unless the Company terminates the purchase and sale agreement prior to that date. The Company expects the acquisition to close early in its third quarter of 2010, subject to satisfactory completion of its due diligence review of the property and other customary closing conditions, including the receipt of third party consents.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. Upon completion of the acquisition of the Hilton Minneapolis, DiamondRock Hospitality Company will own 21 hotels with approximately 10,400 rooms. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in Minneapolis, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete the Hilton Minneapolis acquisition; and our ability to achieve the returns that we expect from the Hilton Minneapolis. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.